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
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--------                                        U.S. SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                 WASHINGTON, D.C. 20549
--------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                       Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
 Citigroup Inc.+                                    (Month/Day/Year)    Travelers Corporate Loan Fund Inc. (TLI)
-------------------------------------------------    11/19/98           ------------------------------------------------------------
    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person    6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
153 E. 53rd Street                                  Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)   X   below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                   52-1568099              ---------------------------------      Form filed by One
   New York,       New York            10043                               Please see Annex B hereto              Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)                                Table I -- Non-Derivative Securities Beneficially Owned

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership
                                                                                   (D) or Indirect
                                                     (Instr. 4)                    (I)  (Instr. 5)     (Instr. 5)
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Common Stock                                      1,340,000.667                      I                    ++
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* If the form is filed by more than one reporting person, see instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                       (Print or Type Responses)

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
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:
+  Citigroup Inc. is making this joint filing on Form 3 on its behalf of the entities listed on Annex A hereto in accordance with instruction 5(b)(v) to this Form 3 and has signed this Form 3 on their behalf. The signature of each of the entities on whose behalf Citigroup Inc. is making this joint filing appear on Annex C hereto. The relationship to the Issuer of each such entity is described on Annex B hereto.
++ Please see section (a) of Annex B hereto.


                                                                        /s/ Anita Romero/Assistant Secretary        12/4/98
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

                                 (Print or Type Responses)                                                         Page 2
                                                                                                                   SEC 1473 (7-97)
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                                 Annex A to Form 3

Citigroup Inc. is making this joint filing on Form 3 on its own behalf and on behalf of the following entities:

1. Travelers Casualty and Surety Company
   One Tower Square
   Hartford, Connecticut 06183
   (I.R.S. Identification No. 06-6033504)

2. Salomon Smith Barney Inc.
   388 Greenwich Street
   New York, New York 10013
   (I.R.S. Identification No. 11-2418181)

3. Mutual Management Corp.
   388 Greenwich Street
   New York, New York 10013
   (I.R.S. Identification No. 13-2616913)

4. Travelers Asset Management International Corporation
   One Tower Square
   Hartford, Connecticut 06183
   (I.R.S. Identification No. 13-2940651)

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                                     Annex B to Form 3


Citigroup Inc. ("Citigroup") is making this joint filing on Form 3 on behalf of the entities listed below that are either beneficial owners of the securities reported on this Form 3 or investment advisers to the Issuer.

(a)   Beneficial Owners. In response to Items 3 and 4 of Table I of this
      Form 3, listed below are the names of the beneficial owners of Common
      Stock and the nature of such beneficial ownership.

      (i) Travelers Casualty and Surety Company ("TCS"), an indirect wholly-owned subsidiary of Citigroup, is the direct beneficial owner of 1,333,334 shares of Common Stock. TCS hereby disclaims beneficial ownership of the securities reported on this Form 3 of which Salomon Smith Barney Inc. ("SSB") has direct beneficial ownership.

      (ii) SSB, an indirect wholly-owned subsidiary of Citigroup, is the direct beneficial owner of 6,666.667 shares of Common Stock. SSB hereby disclaims beneficial ownership of the securities reported on this Form 3 of which TCS has direct beneficial ownership.

(b) Investment Advisers. The names of the entities that are investment advisers to the Issuer are listed below.


      (i) Mutual Management Corp., an indirect wholly-owned subsidiary of Citigroup, is investment adviser to the Issuer.


      (ii) Travelers Asset Management International Corporation, an indirect wholly-owned subsidiary of Citigroup, is subinvestment adviser to the Issuer.



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                                     Annex C to Form 3


                         SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 4, 1998

                                    TRAVELERS CASUALTY AND SURETY COMPANY


                                    By: /s/ Millie Kim
                                       -----------------------------------
                                       Name: Millie Kim
                                       Title: Assistant Secretary



                                    SALOMON SMITH BARNEY INC.


                                    By: /s/ Howard M. Darmstadter
                                       -----------------------------------
                                       Name: Howard M. Darmstadter
                                       Title: Assistant Secretary

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                                    MUTUAL MANAGEMENT CORP.


                                    By: /s/ Heath B. McLendon
                                       -----------------------------------
                                       Name: Heath B. McLendon
                                       Title: President and Chief
                                              Executive Officer



                                    TRAVELERS ASSET MANAGEMENT
                                    INTERNATIONAL CORPORATION


                                    By: /s/ Andrew E. Feldman
                                       -----------------------------------
                                       Name: Andrew E. Feldman
                                       Title: Assistant Secretary